EXHIBIT 2.1
                             ARTICLES OF MERGER FOR

                            ASPHALT ASSOCIATES, INC.

                              A NEVADA CORPORATION

                  Pursuant to the provisions of Section 92A.200 of the Nevada Revised Statutes, Asphalt Associates, a Nevada corporation (the "Corporation"), hereby adopts and files the following Articles of Merger as the surviving corporation to the merger of Utah WebWorks, Inc., a Utah corporation ("WebWorks"), with an into the Corporation:

                  FIRST: The name and place of incorporation of each corporation which is a party to this merger is as follows:

         Name                                     Place of Incorporation
         ----                                     ----------------------
         Asphalt Associates, Inc.                 Nevada
         Utah WebWorks, Inc.                      Utah

                  SECOND:   The  Agreement  and  Plan  of  Merger  (the  "Plan")
governing the merger between the Corporation and WebWorks has been adopted by the Board of Directors of the Corporation and WebWorks.

                  THIRD: The approval of the shareholders of the Corporation and WebWorks was required to effectuate the merger. The number of shares of stock outstanding in each of the corporations (and the number of votes entitled to be cast) as of the date of the adoption of the Plan was as follows:

    Entity                  Type of Shares          Number of Shares Outstanding
    ------                  --------------          ----------------------------
Asphalt Associates, Inc.       Common                         1,250,000
Utah WebWorks, Inc.            Common                           100,000


                  The number of shares of stock of each corporation which voted for and against the Plan was as follows:

      Entity                Type of Shares           For              Against
      ------                --------------         -------            --------
Asphalt Associates, Inc.       Common              650,000               0
Utah WebWorks, Inc.            Common              100,000               0

                  FOURTH: The number of votes cast for the Plan by each voting group entitled to vote was sufficient for approval of the merger by each such voting group.

                  FIFTH: Following the merger Article I and Article II to the Articles of Incorporation of the surviving corporation shall be amended as follows:

                  A. Delete Article I in its entirety and substitute in its place the following.

                                    ARTICLE I

              The name of the Corporation is Pacific WebWorks, Inc.

                  B. Delete Article IV in its entirety and substitute in its place the following:

                                   ARTICLE IV

                           The amount of the total  authorized  capital stock of
                  the Corporation is 50,000,000 shares of common stock, par value $.001 per share. Each share of common stock shall have one (1) vote. Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the full paid up stock, and the holder of such shares shall not be liable for any further payment thereof. Said stock shall not be subject to assessment to pay the debts of the Corporation, and no paid-up stock and no stock issued as fully paid shall ever be assessed or assessable by the Corporation.

                           The  Corporation  is authorized  to issue  50,000,000
                  shares of common stock, par value $.001 per share.

                  SIXTH: The complete executed Plan is on file at the registered office or other place of business of the Corporation.

                  SEVENTH: A copy of the Plan will be furnished by the Corporation, on request and without cost, to any shareholder of either corporation which is a party to the merger.

                  EIGHTH: The merger will be effective upon the filing of the Articles of Merger.

                  DATED this 6th day of January, 1999.

                                        ASPHALT ASSOCIATES, INC.
                                        a Nevada corporation

                                        By   /S/
                                           _____________________________________
                                           James R. Glavas, President


                                        By   /S/
                                           _____________________________________
                                           Martin L. Smart, Secretary/Treasurer
STATE OF UTAH      )
                   )ss.
COUNTY OF SALT LAKE)

                  On the 6th day of January, 1999, personally appeared before me James R. Glavas and Martin L. Smart personally known to me or proved to me on the basis of satisfactory evidence, and who, being by me duly worn, did say that they are the president and Secretary/ Treasurer of Asphalt Associates, Inc., and that said document was signed by them on behalf of said corporation by authority of its bylaws, and said James R. Glavas and Martin L. Smart acknowledged to me that said corporation executed the same.


                                            /S/
                                          --------------------------------------
                                          NOTARY PUBLIC

[NOTARY SEAL]